Exhibit 6.8

Master Services Agreement for BrandVNO Hosted Services

(“Agreement”)

entered into on April 23, 2025 (“Effective Date”) by and between

COMPAX SOFTWARE DEVELOPMENT US INC.
1915 NE STUCKI AVE
HILLSBORO
OR 97006
USA
(“Supplier”)

and

Elf Mobile Inc.

481 South Holt Ave
Los Angeles, CA 90048
USA
(“Contracting Party”)

(Supplier and Contracting Partner hereinafter individually “Party”, collectively the “Parties”)

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The Parties agree to enter into this Agreement, which shall be interpreted and executed in accordance with the following

CLAUSES

1. DEFINITIONS

For the purposes of this Agreement and every Scope of Work (“SOW”), unless explicitly stipulated differently, the following terms that start with capital letters will have the following meaning:

Acceptance and Accepted, in relation to:

a)	any Deliverable, means that Contracting Party has accepted (or has been deemed to have accepted) Deliverable in accordance with clause 7 (Acceptance); and
b)	any Documentation means that Contracting Party has notified Supplier in writing that it has accepted (or has been deemed to have accepted) the Documentation.

Acceptance Tests, in relation to any Deliverable, means testing of the Deliverable by Contracting Party in accordance with its Acceptance Test Plan.

Acceptance Test Plan, means the plan provided by the Supplier to prove that the respective Deliverable is Accepted as conforming with the relevant SOW.

Active Subscriber, means the active subscriber licenses according to the definition described in Annex 3 - Commercial Agreement (Prices and Payment Terms) of the Agreement.

Agreement means this Master Services Agreement for Brand VNO Hosted Services (including its Annexes) and each SOW incorporated under this Agreement.

Affiliate of a party means any natural or legal person, direct or indirect, controlling or controlled by, or subject to common control of any person (including any controlling company or subsidiary of any party or any member of the corporate group) at any time.

Change Request has the meaning given to it in clause 13 (Change Control).

Chargesor Fee means the amounts payable by Contracting Party to Supplier for Services, as specified in the Agreement.

Confidential Information means each Party’s non-public information relating to this Agreement, its performance or termination, BrandVNO subscriber information or generated by it, the Deliverables, strategies, business plans, business policies or practices, financial information, technical information, computer systems, infrastructure designs, data, subscriber data analysis, BrandVNO subscriber database, compilations, studies or other documentation and information disclosed to the other Party, no matter its origin or nature, written or oral.

Contract Milestone or Milestone means all or any of the performance milestones and their associated dates specified in the relevant SOW by which Supplier or Contracting Party (as the case may be) must complete them, as may be extended pursuant to clause 6 (Contract Milestones) or agreement between the Parties.

Contracting Party Owned Deliverable means any Documentation and any Deliverable that is to be owned by Contracting Party, as specified in the relevant SOW.

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Control means, directly or indirectly, the power to vote 50% or more of the voting interests of an entity or ownership of 50% or more of the beneficial interests in the income or capital of an entity.

Supplier´s System or System means all Deliverables that must be provided by the Supplier to Contracting Party which includes the configuration of technological platforms, equipment, software licenses, integration systems, configuration, professional services and any other service established in this Agreement.

Deliverable means any Hardware, Software and/or any Service provided by the Supplier or the Contracting Party pursuant to this Agreement or other Documentation, including all items described as “Deliverable” in the applicable SOW. For avoidance of doubt, Deliverable does not include any Intellectual Property belonging or developed by Contracting Party whether pre-existing or as part of this Agreement.

Delivery Notice means the written notification by the Supplier notifying Contracting Party that a Deliverable is ready to be subjected to Acceptance Tests.

Documentation means any and all documents that the Supplier has to supply to Contracting Party or vice versa as specified in the relevant SOW, and, in connection with any Software, including available operating manuals and user manuals that are designed to assist and supplement the application and understanding of such Software.

Hardware meansall or any part of any computer equipment or other goods described in the relevant SOW, excluding all Software and Documentation, which is required by Supplier to render the Services under this Agreement and remains a Supplier Owned Deliverable.

Impact Assessment has the meaning given to it in this Agreement.

Implementation Plan or Project Plan is the plan to be agreed upon by the Parties in accordance with this Agreement which shall contain at least the Milestones of each Party.

Intellectual Property means:

(i)	all intellectual property rights and interests, including:

(a)	copyright;
(b)	rights in relation to inventions, discoveries, improvements, ideas, concepts, tools, techniques (including patents), trade secrets, know-how and Confidential Information;
(c)	rights in relation to designs and circuit layouts;
(d)	rights in relation to trademarks, trade names, service marks, devices, logos, get up, domain names and all associated goodwill; and
(e)	rights in relation to computer programs, databases, data, information and logical sequences (whether or not reduced to writing or other machine or human readable form), together with any and all rights subsisting in such rights and interests; whether registered or unregistered, and including applications for registration and common law rights and interests;

(ii)	all rights or forms of protection having equivalent or similar effect in any jurisdiction which currently exist or are recognized in the future; and
(iii)	Applications, extensions, and renewals in relation to such rights.

Measurement Period means the relevant time period for the measurement of the availability of a specified service. The relevant time period is one calendar month.

Managed Service means that all Deliverables and Services of Supplier´s System shall be managed as a “Single Point of Contact” by Supplier.

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MNO means the Mobile Network Operator integrated into Supplier´s System.

MVNE means the Mobile Virtual Network Enabler, achieved by Supplier´s System.

MVNO means the Mobile Virtual Network Operator, established by Supplier.

BrandVNO Hosted Services are the mobile communication services to be delivered to Contracting Party.

Personnel means, with respect to any Party, any director, administrator, officer, employee or any member engaged or on mission by such Party or Affiliates of such Party.

Products and Platform means the products (including Hardware and Software), to enable the Supplier’s System. For the avoidance of doubt, the Products and Platform to render the Services will remain under Supplier’s ownership.

Ready for Service (RfS) means the Supplier´s System is available for providing Brand VNO Hosted Services.

Requirements in relation to any Deliverable or Documentation means Contracting Party’s business, functional, non-functional, operational, performance and other requirements for that Deliverable or Documentation as:

(a)	specified or referred to in the relevant SOW; or
(b)	agreed in writing between the Parties, either generally in relation to Deliverables or specifically in relation to that Deliverable or Documentation.

Risk means, in relation to a SOW, any risk that threatens the success of the Contracting Party project to which that SOW relates including a risk in any of the following categories:

(a)	project management;
(b)	personnel and resources;
(c)	technical or technological; or
(d)	commercial and business.

Services means the services to be provided by or on behalf of Supplier under this Agreement.

Software means the software described in this Agreement, including all modifications (whether by way of bug fixes, minor release, major release, enhancement, customization, remedial action or otherwise) to that software, which is required by Supplier to render the Services under this Agreement and remains a Supplier Owned Deliverable.

SOW or Scope of Work means a document entitled “SOW” or “Scope of Work” that is materially attached as a Schedule of this Agreement and is executed by the Parties, and which references the provisions of this Agreement, as amended from time to time in writing by the authorized representatives of the Parties.

Subcontractor means any person that performs any of Supplier’s obligations under this Agreement. Supplier may appoint Subcontractors to fulfil its obligations under this Agreement as it sees fit without restrictions. Despite the employment of Subcontractors, Supplier remains liable for fulfilment of its contractual obligations.

Supplier Owned Deliverable means any Deliverable that is to be licensed to Contracting Party, or used by Supplier to provide Services to Contracting Party, as specified in the relevant SOW.

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Territory shall be the United States of America and means the country or countries where the Services are provided.

Working Days means days where the banks are open in the Territory.

2. CONSTRUCTION

Unless the context of this Agreement requires a different interpretation, the following rules shall be used to interpret the Contract:

(a)	Documents A reference to any document, including this Agreement, that includes a reference to such document whether modified or superseded at any time by written agreement signed by the Parties.

(b)	Headings: Headings appear as a matter of convenience and do not affect the meaning or construction of the Agreement.

(c)	Singular, Plural and Gender: The singular includes the plural and vice versa, and words importing one gender include the other genders.

(d)	Statutes and Regulations: A reference to an enactment or any regulations is a reference to that enactment, or those regulations as amended or updated, or to any enactment or regulations substituted for that enactment or those regulations.

(e)	Including: the use of the word includes or including is not to be taken as limiting the meaning of words preceding it.

3. CLAUSES

3.1. Object of this Agreement

Supplier, by itself and/or through its Affiliates, agrees to provide Deliverables and Services to Contracting Party as a Managed Service in order to enable Contracting Party to provide Services in the Territory, during the Term.

3.2. SOWs

The Parties may add additional services by attaching signed and numbered SOWs or Annexes and incorporating the same into this Agreement.

3.3. Precedence

In the event of any conflict between the various parts of this Agreement, the following descending order of precedence will apply, unless the context otherwise requires:

(a)	this Master Services Agreement for Brand VNO Hosted Services (excluding the Annexes).
(b)	the relevant SOW Annex;
(c)	all other Annexes shall rank on an equal level.

A deviation from a higher ranking document requires that the lower ranking document explicitly references the provision in the higher ranking document from which it deviates.

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4. TERM OF THIS AGREEMENT

4.1. Initial Term and renewal Term (“Term”)

This Agreement shall commence on the Effective Date and shall remain in full force and effect until the end of an initial period of at least 5 years from the Ready for Service date of Supplier´s System, (the

“Initial Period”). This Agreement will automatically renew for a period of one (1) additional year (each a “Renewal Term”) at the expiration of the Initial Term or the end of each Renewal Term, unless terminated by either Party at least six (6) months in advance by written notice prior to the expiration of the Initial Term or Renewal Term or by either Party pursuant to Clause 19 (Termination) of this Agreement. Both Parties agree necessary service continuity in order not to affect end-users until the effective date of termination.

4.2. This Agreement

Notwithstanding clause 4.1, this Agreement shall – for such SOW or Service – remain in full force and effect until the end of the term of the last SOW or Service contracted in accordance with its terms.

4.3. SOWs

If not otherwise agreed between the Parties, each SOW will start on the date and will remain in effect for the term specified in the SOW unless terminated earlier in accordance with this Agreement.

4.4. Survival

The following clauses will remain in full force and effect following the termination or expiry of all or any part of this Agreement: 4.4 (Survival), 4.5 (Service Continuity and Transition Assistance), 8(Warranties), 9 (Pre-existing IP), 10 (Intellectual Property Indemnity), 11(Liability) and 27d (Governing Law) and any other clause that shall survive according to its nature or the terms of this Agreement.

4.5 Service Continuity and Transition Assistance

Upon any termination or expiration of this Agreement, Supplier shall provide comprehensive transition assistance services (“Transition Assistance”) for a minimum period of twelve months (“Transition Period”) to ensure uninterrupted service continuity for IMP and all MVNO Subsidiaries’ end-users. This period may be extended by mutual agreement if necessary to complete an orderly transition. During the Transition Period, Supplier shall: (1) maintain all service levels, performance standards, and operational support at the same levels as during the Agreement; (2) provide detailed documentation of all systems, configurations, and processes; (3) Assist in the migration of all data, including customer databases, usage records, and billing information; (4) Support knowledge transfer through training sessions and documentation; (5) Cooperate with any successor provider(s) selected by IMP; and (6) Continue to provide security and regulatory compliance support. All fees for Transition Services shall be at the same rates as during the Agreement term, with no premium or additional charges unless specifically agreed in writing. Supplier’s obligations under this section shall survive termination or expiration of the Agreement and shall be enforceable independently of other provisions.

5. DELIVERABLES

5.1. Supplier to provide

Supplier will provide such assistance in the Deliverables and Documentation in accordance with the relevant SOW.

5.2. Assistance of Contracting Party

Contracting Party shall provide such assistance necessary for the Deliverables under this Agreement free of charge, as necessary to enable the Supplier to perform its obligations under the Agreement, or as expressly specified in the Agreement or in the Annexes. In the event of a breach by Contracting Party to provide assistance, the schedules and compliance of the Milestones will be extended and postponed for a period of time equal to the duration of the delay or inability to provide the Services, including a reasonable time to recommence performance.

5.3. Hardware or Cloud Hosting Ownership

Subject to section 9.3 (License to Use), ownership of the Hardware or Cloud Hosting infrastructure shall remain with Supplier during and after the term of this Agreement.

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5.4. Right to use Deliverables

Supplier grants Contracting Party a perpetual, transferable and non-exclusive right to use the Deliverables for the Term and to the extent necessary to operate the Deliverables as described in the SOW only and to grant its Subscribers the right to use the platform on a contractual basis. The License granted under this clause 5.4 is temporally limited to the Term and territorially limited to Territory.

For the avoidance of doubt, Contracting Party shall have the right to use all Deliverables and Services provided under the Agreement in order to render its services to its Subscribers as defined under the Agreement. Any use beyond this shall be prohibited unless otherwise permitted by Supplier in writing. Contracting Party represents and warrants that it will contractually bind any of its contractual partners, who run services on Supplier´s System not to enable further MVNO or MNO services, but to provide services to end-users, only.

5.5. Supplier’s right to modify Hardware or Cloud Hosting infrastructure

Supplier has the right to modify any Hardware or cloud hosting infrastructure as it deems appropriate, provided that such a modification will not jeopardize full compliance with the SLAs defined in Annex 5 – Service Level Agreement except otherwise agreed between the parties.

6. CONTRACT MILESTONES

The project implementation plan (the “Project Plan”) will be mutually agreed between the Parties and afterwards shared and accepted.

6.1. Obligation to meet Contract Milestones

Each Party agrees to meet each of its Contract Milestones on or before the date specified for its performance. If a Contract Milestone is not met on or before that date (other than as a result of a permitted extension under clause 6.2 or delay caused by the other Party) that Contract Milestone will be deemed to have been delayed.

6.2. Permitted Extensions

The date for performance of each Contract Milestone of a Party will only be extended in accordance with clause 6.4 (Remedies for Supplier’s Delays) or to the extent that Party is unable to meet the Contract Milestone by the milestone date as a result of:

a)	a Force Majeure Event in accordance with the provisions of this Agreement; or
b)	a breach of this Agreement by the other Party or its Subcontractors; or
c)	a delay caused by Contracting Party.

6.3. Anticipated delay

If either Party reasonably anticipates any delay (for any reason) in meeting any of its Contract Milestones, it will give the other Party written notice of the anticipated delay, including the reasons for the delay as soon as it is reasonably practicable. Both Parties will work together to mitigate the impact of the delay on the delivery of Contract Milestones. If this results in the initiation of a Change Request under clause 14 (Change Control), the Parties agree that the timeframe for any Impact Assessment to be prepared will be reduced to 3 Working Days. Notice under this clause will not excuse the other Party from its obligation to meet its Contract Milestones or from any consequences of delay in accordance with clause 6.1 (Obligation to meet Contract Milestones) and 6.2 (Permitted Extensions).

6.4. Remedies for delays

If any Contract Milestone is not or cannot be met for reasons other than those expressly set out under clause 6.2 (Permitted Extensions), the non-breaching Party’s remedy for delay of the other Party will be an extension of the respective Contract Milestone by the period of time of the delay in meeting its Contract

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Milestone from meeting its next applicable Contract Milestone, plus a reasonable time to recommence performance. In such case, each Party also reserves the right to any other claims, such as damages.

7. ACCEPTANCE

7.1. Pre-Customer acceptance testing

Supplier will carry out all its testing responsibilities (Confidence Testing), before submitting a Deliverable for Customer Acceptance Tests in accordance with the Acceptance Test Plan.

7.2. Delivery for Customer acceptance testing

When Supplier reasonably considers that a Deliverable is capable of passing its Customer Acceptance Tests (see definition below), either on first delivery of the Deliverable in accordance with this clause, or following its correction in accordance with clause 7.5 (Acceptance failure and rework), Supplier will deliver the Deliverable to Contracting Party together with a Delivery Notice (Delivery for Testing).

7.3. Customer Acceptance Tests

Following Delivery for Testing, Contracting Party will promptly start the Customer Acceptance Tests on the Deliverable in accordance with the timeframes specified in the SOW. No Deliverable will fail its Customer Acceptance Tests if and to the extent such failure relates to any:

a)	Modification to the Deliverable by or on behalf of Contracting Party, that was not anticipated by the SOW or approved in writing by or on behalf of Supplier; or

b)	Negligence, default, damage or interference caused by or on behalf of Contracting Party or any person under Contracting Party ‘s control;

c)	Delay of Acceptance by Contracting Party. A Deliverable will be automatically deemed as Accepted fifteen (15) working days after declaring ready for acceptance by Supplier with a Delivery Notice, unless Contracting Party notifies Supplier of critical or severe defects in writing;

d)	An aggregated delay caused by Contracting Party of at latest 60 days after the initial commonly agreed project plan;

e)	If the Deliverable is set into commercial use, it is immediately deemed accepted.

7.4. Notification of pass/fail

Following completion of the Customer Acceptance Tests, Contracting Party will notify Supplier in writing if the Deliverable has either:

(a)	passed its Customer Acceptance Tests, in which case the Deliverable will be taken to be Accepted; or

(b)	failed its Customer Acceptance Tests due to critical or severe defects, in which case the provisions of clause 7.5 (Failure and rework) will apply and Contracting Party will provide the Supplier with a written description of the reasons for that failure. For the avoidance of doubt, minor or trivial defects are not acceptance-preventing.

7.5. Acceptance failure and rework

If Contracting Party notifies Supplier in accordance with clause 7.4 (Notification of fail) of any failure of a Deliverable to pass its Customer Acceptance Tests, Supplier will at Supplier’s sole cost and expense correct all such failures and resubmit the Deliverable to Contracting Party in accordance with the Acceptance Test Plan.

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7.6. Failure categorization

(a)	Critical: The purposeful use of a part of the Deliverable or of the entire Deliverable is not possible or unreasonably restricted. The error has a serious impact on business processing or security. Above all, these are errors that preclude further processing.

(b)	Severe: The appropriate use of a part of the Deliverable or the overall Deliverable is seriously limited. The error has a significant impact on business processing or security, but allows further work to be carried out;

(c)	Minor: The appropriate use of a part of the Deliverable or the overall Deliverable is slightly restricted. The error has an insignificant influence on the business transaction or security, but allows further processing without restriction;

(d)	Trivial: The appropriate use of the Deliverable or the overall Deliverable is possible without restriction. The error has no or only minor influence on the business transaction or security. These are above all blemishes or errors that can be circumvented by employees of the client.

8. WARRANTIES

8.1. Deliverables

Supplier represents that, during the Term, each Deliverable or item of Documentation will:

a)	at the time of delivery, comply with the regulations, standards, conditions, and specifications set forth under this Agreement and its Annexes;

b)	Supplier is not aware that Deliverables or items of Documentation infringe Intellectual Property Rights related to this Agreement or its Annexes of a third party in the Territory;

c)	conform with all representations, descriptions and specifications made or published by Supplier which have been agreed by the parties in writing to be part of the SOW; and

d)	be free from any lien or other encumbrance.

8.2. Provision of Services

Supplier represents that during the term of this Agreement it will perform the Services agreed in the SOW in a manner to meet the applicable Service Levels without limiting Contracting Party ‘s other rights or remedies.

8.3. Compliance with Laws

Unless otherwise stated in this Agreement, each Party represents and warrants that it shall perform its obligations under this Agreement in a manner that complies with the laws applicable at the Effective Date. If during the Term there is a change in the applicable law and / or regulation that directly affects the provision of the Services, the Supplier shall upon Contracting Party’s request prepare an economic proposal that includes at least (i) the cost to implement the changes required by such a change in the applicable law and / or in the regulation, and (ii) the period that will be taken to carry out such implementation.

In case of changes in the applicable law or regulation in the Territory, Contracting Party will notify Supplier in writing thereof without undue delay. Contracting Party will further coordinate with and provide to the Supplier all necessary information to comply with applicable laws, regulations and policies and inform the Supplier of the actual adjustments required.

If Supplier is accused of a violation or breach of any applicable law and / or regulation, Supplier shall immediately notify Contracting Party of said accusations in writing and in the event of proven guilty, Contracting Party shall indemnify and reimburse Supplier for the costs, charges and its efforts to remedy the violation, if it is shown that the penalty imposed was caused by an action or omission of the Contracting Party.

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9. PRE-EXISTINGIP

Ownership of a Party’s pre-existing Intellectual Property is not affected by this Agreement.

9.1. License to use

Each Party grants to the other a non-exclusive, perpetual, royalty-free license to use any pre-existing Intellectual Property and any modifications or additions to such pre-existing Intellectual Property to the extent necessary for the performance of this Agreement:

a)	in respect of Contracting Party ‘s pre-existing Intellectual Property, to enable Supplier to fulfill its obligations to Contracting Party under this Agreement during the term of this Agreement; and

b)	in respect of Supplier’s pre-existing Intellectual Property, to enable Contracting Party to obtain the benefit of the Services (including to enable Contracting Party to use Contracting Party Owned Deliverables) during the term of this Agreement.

10. INTELLECTUAL PROPERTIES INDEMNITIES

10.1. Right to provide IP

Subject to clause 10.6 (claims for which Supplier is not responsible), Supplier represents that it has no knowledge that the Platform on which the Services are provided in accordance with this Agreement infringes the rights (including the Intellectual Property) of any third party in the Territory.

10.2. Indemnity by Supplier

Subject to clause 10.6 (claims for which the Supplier is not responsible), and subject to the compliance of Contracting Party with all the terms and conditions of the respective Software licenses, the Supplier shall indemnify and hold Contracting Party harmless against all actions, proceedings, losses, liabilities, claims, demands, costs and expenses (including reasonable legal expenses) that Contracting Party may incur in connection with any claim relating to a Deliverable or Documentation that infringes the representation under clause 10.1 (“Client Claim”). Such claim shall be the sole and only remedy in case the Deliverables or Services by Supplier infringe the rights of a third party.

10.3. Indemnity by Contracting Party

Contracting Party indemnifies and holds Supplier harmless against all actions, proceedings, losses, liabilities, damages, claims, costs and expenses (including reasonable legal expenses) suffered or incurred by Supplier in relation to any actual claim of infringement of the Intellectual Property of any third party to the extent that the claim relates to Intellectual Property that Contracting Party licenses, makes available to Supplier for the provision of its Services or controls from a third party (each a “Supplier Claim”).

Contracting Party shall also indemnify, defend and hold harmless Supplier from and against any and all claims arising out of any infringement or misappropriation of any Intellectual Property Rights owned by Supplier in breach of the License granted.

10.4. Procedure

In the event of any Contracting Party claim or Supplier Claim (each an Indemnity Claim), the indemnified Party will:

(a)	promptly notify the other Party in writing of the Indemnity Claim and must not make any admission of liability or purport to settle any Indemnity Claim without the indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed);
(b)	at the indemnifying Party’s request and expense, allow the indemnifying Party to conduct and/or settle all negotiations and litigation resulting from the Indemnity Claim (excluding any admission of wrongdoing by the indemnified party), provided that the indemnified Party will be entitled to be represented at, and be consulted on, all such negotiations and litigation; and
(c)	at the request of the indemnifying Party, provide reasonable assistance with such negotiations or litigation, and the indemnifying Party must reimburse the indemnified Party for its reasonable actual costs and out of pocket expenses of so doing.

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10.5. Remedies

If any Supplier or Contracting Party claim prevents or threatens to prevent the supply or use of any Deliverable or Documentation or the provision of a Service, then the other Party must (at its own election and expense) either:

(d)	obtain the right to continue providing the relevant Deliverable or Documentation to Supplier or Contracting Party or the right for Supplier or Contracting Party to use or continue to use the relevant Deliverable; or
(e)	modify the relevant Deliverable or Documentation so that it becomes non-infringing; or
(f)	replace the relevant Deliverable or Documentation with another non-infringing item,provided that Supplier or Contracting Party must ensure that the remedy does not adversely affect the Deliverable or Documentation or Contracting Party ‘s use of it. If neither (a) through (c) are possible or economically feasible, each Party may terminate the Agreement for good cause.

10.6. Claims for which Supplier is not responsible

Supplier has no obligation under clause 10.2 and the representation in clause 10.1 does not apply to the extent that a Contracting Party Claim would not occur but for:

(a)	Services, software or products not supplied by or on behalf of the Supplier;
(b)	Contracting Party unreasonably failing to install or refusing a fix or modification that was offered to Contracting Party, either upfront or in accordance with clause 10.5 that the Supplier is able to demonstrate would have prevented the Contracting Party Claim;
(c)	Contracting Party’s modification of the Deliverable or Documentation (otherwise than in accordance with this Agreement); or
(d)	the combination, operation, ignorance of alarms, improper fault handling or use of the Deliverable with any item Supplier did not provide, recommend or approve.

11. LIABILITY

11.1. Exclusion of liability

Despite any other provision of this Agreement, neither Party will be liable to the other Party (under the law of contract, tort, equity or otherwise) for any damages of any kind arising out of or in connection with this Agreement that are indirect, special or consequential (meaning not arising in the ordinary course as a direct, natural or probable consequence of the act or omission complained of), regardless of the cause of such damages or whether the other Party had been advised of the possibility of such damage.

11.2. Limitation of liability

Each Party’s liability to the other Party for damages (under the law of contract, tort including gross negligence or otherwise) under or in connection with this Agreement will be limited in aggregate to USD 200.000,00 (two hundred thousand US Dollars).

Each Party’s liability to the other Party for damages (under the law of contract, tort including gross negligence or otherwise) under or in connection with this Agreement will be limited per single event to USD 100.000,00 (one hundred thousand US Dollars).

Liability is, however, not limited in the case of willful misconduct, fraud or personal injury.

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11.3. Force Majeure

Neither Party shall be liable to the other for any delay or inability to perform its obligations under this Agreement or otherwise, if the delay or inability is caused by Force Majeure (“Force Majeure Event”). In the event of delay or inability to perform the obligations, the period of performance shall be extended by a period of time equal to the duration of the delay or inability to perform plus an additional reasonable period to recommence performance.

12. PROJECT METHODOLOGY

12.1. Contracting Party may request risk minimization measures

Supplier shall implement reasonable processes or preventative measures in order to minimize or eliminate the possibility of a risk occurring. The implementation of such processes or measures:

(a)	will be recorded in the relevant SOW, or a written variation to that SOW;
(b)	will be invoiced to Contracting Party unless specifically agreed otherwise in a SOW;
(c)	will not relieve the Supplier from any of its obligations under this Agreement.

13. CHANGE CONTROL

13.1. Changes require written request

Changes to a SOW must be made in accordance with this clause 13(Change Control). Requested changes may be initiated by Contracting Party or the Supplier. To initiate a change, the Party seeking the change must prepare a Change Request in written form.

13.2. Impact Assessment

If the Contracting Party made a Change Request, Supplier will submit an Impact Assessment to Contracting Party within a reasonable period of time of at least 15 Working Days after receipt of the request.

13.3. Content of Impact Assessment

Each impact assessment (“Impact Assessment”) will reasonably contain:

(a)	additional background information, including:

(i)	a unique reference number and the title of the Change Request;
(ii)	the originator of and date of the Change Request;
(iii)	the reason for the Change; and
(iv)	a summary of the Change;

(b)	the full and complete impact on, if any, of the change to this Agreement including:

(i)	any project plan;
(ii)	any Contract Milestones;
(iii)	any Deliverables or Services;
(iv)	any Documentation;
(v)	the Charges; or
(vi)	any contractual issues;

(c)	an updated risk assessment; and

(d)	the date of expiry of validity of the Impact Assessment, and provision for signature by Contracting Party and Supplier.

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13.4. Requirements for Impact Assessment

Supplier agrees that each Impact Assessment will be timely, fair, objective, and accurate, and that it will not impose or imply any arbitrary conditions in any response to the Contracting Party’s Change Request.

13.5. Parties to notify whether request accepted

The Parties may, in respect of each Change Request and within the period of validity of that Change Request, evaluate the Change Request (and if applicable, its related Impact Assessment) and as the Parties deems appropriate either:

(a)	request further information, which will be supplied by Supplier the other Party without undue delay, if reasonable;
(b)	approve the Change Request, in which case the respective Schedule will be amended in accordance with the Change Request (and if applicable, its related Impact Assessment) on its signature by both Parties;
(c)	notify the other Party of the rejection of the Change Request, in which case the SOW will continue to remain in force unchanged.

14. RATES FOR SERVICES, PAYMENT TERMS

14.1. Rates Schedule

Except as otherwise provided in the relevant SOW, all Charges will be calculated in accordance with Annex 3 - Commercial Agreement (Prices and Payment Terms).

15. REPRESENTATIONS

Each Party represents and warrants to the other Party that:

(i)	it has the power, authority and legal right to enter into this Agreement and to perform its obligations under this Agreement and all incorporated provisions;

(ii)	in entering into this Agreement, and performing the obligations set out in it, Contracting Party and Supplier will not violate any applicable laws and regulations of the Territory, subject to Contracting Party’s obligation in clause 8.3;

(iii)	the Services and Deliverables provided under the Agreement will conform to the specifications set forth in the Agreement;

(iv)	any diagnostic, auditing, data collecting, application dependency mapping or any other type of software provided under this Agreement, and installed a Party’s network or any other equipment leased, used or owned by the respective Party in connection with the Project, will be installed in accordance with the Party’s reasonable security, privacy and confidentiality policies;

(v)	Supplier and Contracting Party will each use reasonable efforts, which include without limitation, the continuous use of commercial antivirus software (including, without limitation, active virus and vulnerability scanning, sweep and antispyware software) of a quality and type that is no less than that used in, and consistent with, the best practices of managed service providers similar in size and type of services provided, to ensure that any Services or Deliverables provided under the Agreement, and all the hardware and software used for or leased or licensed to one of the Parties, will be free of any viruses, worms, Trojan horses, malware, spyware, adware, botnets, loggers, dialers, rootkits or any other malicious code.

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16. NOLABOR RELATION

The Personnel utilized by either Party for the performance of this Agreement shall be solely that Party’s Personnel, and each Party shall separately be responsible for compliance with all laws, rules and regulations including, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. Each Party shall be responsible for payment of taxes and costs such as Social Security, Worker’s Compensation, disability insurance, and legal withholding, with respect to its employees.

17. TERMINATION

17.1.	Termination for Convenience

Termination of Contract: Both Parties waive their right to terminate the Agreement during the Initial Period.

17.2.	Termination for good cause

a)	Termination by Contracting Party: Contracting Party may terminate this Agreement in the event of:

(i) a material breach by the Supplier of its obligations or guarantees; or

(ii) a series of defaults by the Supplier at a time which, taken together, constitute a material breach, provided that the said default, material breach or series of direct defaults have not been remedied within a reasonable period of at least 30 (thirty) days from the date on which Contracting Party has notified the Supplier of the said material breach.

(iii) Contracting Party may terminate the Agreement if Supplier fails to pay Contracting Party invoiced amounts due and payable under the Agreement for 30 (thirty) Days after such amounts become due and payable, provided that Contracting Party notified Supplier in writing of such failure to pay granting an additional payment period of 30 (thirty) Days

Notwithstanding the foregoing, Contracting Party may terminate this Agreement immediately, when the Supplier has breached its obligation of confidentiality or any material obligation that cannot be remedied.

Upon termination under this clause 19.2.1, payment obligations for all periods before the effective date of the termination will continue for Contracting Party.

b)	Termination by Supplier: Supplier may terminate this Agreement in whole or in part in the event of Contracting Party’s material breach of its obligations or warranties, such as severe or repeated infringement of Contracting Party’s assistance obligations subject or a delay with the achievement of Contract Milestones which exceed a reasonable extension if such material breach is not cured within 14 (fourteen) Working Days after Supplier notifies Contracting Party in writing of such material breach.

Supplier may terminate this Agreement immediately upon Contracting Party’s material breach of its confidentiality obligations, infringement of Supplier’s or a third party’s Intellectual Property Rights, or breach of any material obligation that cannot be remedied.

Upon termination under this clause b), if any deferred payments relating to this Agreement remain, then those payment obligations will continue upon. Contracting Party is further obliged to reimburse Supplier for all costs and loss of all profit due to early termination caused by non-payment.

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17.3. Termination for Force Majeure, insolvency and bankruptcy.

The Parties may terminate this Agreement if the Provider is unable to provide the Services in any relevant aspect for more than 90 (ninety) consecutive Working Days as a result of a Force Majeure Event. The Party terminating the Agreement shall notify the other Party in writing and the Agreement shall terminate on the effective date indicated in the notice. The effective date may not be greater than 30 calendar days following the event of Force Majeure. If the Agreement is not fully terminated, the Parties shall agree on an adjustment for applicable costs and reduction of Work Orders, if any.

To the extent permitted by applicable law, either Party may terminate this Agreement at any time by giving written notice to the other Party with immediate effect if the other Party becomes insolvent or is in insolvency or reorganization proceedings.

17.4. Effect of Termination

Any termination of a Party for material breach by the other Party shall not prohibit the terminating Party from seeking any other remedies it may have against the other Party under this Agreement or applicable law. Any termination shall not, however, relieve: (i) Contracting Party of its obligation to pay any charges incurred under this Agreement prior to such termination; (ii) Supplier of its obligation to pay any charges incurred under this Agreement prior to such termination; (iii) Supplier from providing Contracting Party with termination and expiration assistance services; or (iv) both Parties from performing any obligation that is intended to survive the termination of this Agreement.

With effectiveness of the termination, Contracting Party shall refrain from using any Deliverables, Intellectual Property or Services of Supplier rendered under the Agreement and both Parties shall return any Deliverables, Documentation, originals or copies thereof and will further delete such material from their systems within 14 (fourteen) Working Days of such termination. Each Party will upon request provide written certification of the same to the other Party.

Upon termination of the Agreement, each Party will further cease use of the other Party’s Confidential Information. Each Party will upon request provide written certification of the same to the other Party.

17.5. Termination services and assistance

In the event of the expiration or termination of this Agreement for any reason Supplier shall, upon Contracting Party ‘s request with a minimum 30 (thirty) days termination date advance writing notice, provide comprehensive Transition Assistance for up to 12 (twelve) months beyond the then-effective date of the expiration or termination of this Agreement, at the prices established in Annex 3 - Commercial Agreement (Prices and Payment Terms) then current Charges and other applicable terms and conditions by notifying the Supplier in writing of such election.

Contracting Party will pay the Supplier for (i) the charges otherwise due and owing under this Agreement and (ii) the reasonable additional documented charges and expenses, for transition services according to Annex 1 - Scope of Work; and (iii) any pre-approved out-of-pocket expenses directly related to transition activities.

Charges for termination services and termination assistance payable upfront before the effective date of termination, or – only in case of termination for good cause with immediate effect – within 7 days of the notification of termination and invoicing by Supplier. Failure to make timely payment relieves Supplier of its obligation to provide any and all such services.

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18. INDEMNIFICATION

Subject to the limitation of liability set forth in clause 11.2, the Supplier and Contracting Party agree to indemnify and hold harmless the other Party from any damage to property owned by the other Party.

Subject to the limitation of liability set forth in Clause 11.2, the Parties agree to indemnify and hold harmless the other Party against all losses suffered in connection with third party claims (including, without limitation, all losses, claims, demands and damages and reasonable attorneys’ fees) resulting from a breach of privacy or data security by either Party with respect to any of the other Party’s data or Confidential Information.

19. PUBLICITY/PROMOTION

Neither Party shall advertise or publish any contract details related to pricing, or the Intellectual Property of the other Party without the prior written approval of the other Party.

Supplier shall have the right to advertise the cooperation with and services to Contracting Party after commercial launch. Contracting Party shall have the right to advertise the cooperation with and services from Supplier after commercial launch.

20. DATA

Nothing contained in this Agreement shall be construed as conferring any right to the other Party to use any information, the other Party, clients or subscriber’s information or consumer data, regardless of media, except as required for fulfilling the Party’s obligations under the Agreement.

The Parties receive no title or ownership rights to any such information, of the other Party, clients or customer’s information or data, regardless of whether the information or data has been produced by Contracting Party or Supplier and whether on the other Party’s behalf, and all such rights shall remain with the same Party at all times.

The Parties agree that the information, clients and subscriber’s information and Contracting Party and Supplier data provided to the other party under the Agreement or any adjustments thereof, shall, as between the Parties hereto, be treated as proprietary, Confidential Information, and a trade secret of the respective party.

If necessary, the Parties shall without delay enter into a Data Processing Agreement.

21. RELATIONSHIP

This Agreement does not constitute either of the Parties an agent, partner, joint venture or legal representative of the other for any purpose whatsoever and neither of the Parties shall be entitled to act on behalf of, or to represent the other unless duly authorized thereto in writing.

22. CONFIDENTIALITY

22.1. Duty of Confidentiality

Each Party acknowledges that it may, in the course of performing its responsibilities under this Agreement, be exposed to, or receive, Confidential Information of the other Party or its Affiliates or their subscribers or third parties to whom the other Party or its Affiliates owe a duty of confidentiality. The Receiving Party agrees to keep the confidential information of the Disclosing Party in the strictest confidence with the same or greater degree of care that it uses with its own more sensitive information (but in no case less than a reasonable degree of care) and agrees not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to any third party or to use such information for any purpose other than the performance of this Agreement or as expressly stated in this Agreement. recipient will limit access to Confidential Information of discloser to only those of its employees, agents and contractors having a need-to-know in connection with this Agreement or provision of the Services. Recipient shall impose on all of its employees and contractors who may be exposed to the Confidential Information of discloser an obligation to keep such information confidential in accordance with this clause 22 recipient shall, upon expiration or termination of this Agreement or applicable SOW or otherwise upon demand, at discloser’s option, either return to discloser or destroy and certify in writing to discloser the destruction of any and all documents, papers and materials and notes thereon in recipient’s possession, including copies or reproductions thereof, to the extent they contain Confidential Information of discloser. Each Party shall remain bound by the confidentiality obligations herein during this Agreement as well as following expiration or termination of this Agreement and its renewals.

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22.2. Exclusions to Confidential Information

Confidential Information shall not include information that recipient can show: (i) was or has later become available to the public through no breach of this Agreement or a SOW; (ii) was obtained from a third party who had the legal right to disclose the information; or (iii) was already in the recipient’s possession prior to direct or indirect disclosure pursuant to this Agreement and was not generated in the course of, or in connection with the Services.

22.3. Permitted Disclosures

If the recipient is requested to disclose all or any part of any Confidential Information of the discloser under a discovery request, subpoena, order or inquiry issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or governmental agency or legislative body or committee, the recipient shall, to the extent practicable and subject to applicable Laws, take the necessary measures to conserve the confidential nature of the information, give prompt written notice of such request to the discloser and shall give the discloser the opportunity to seek an appropriate confidentiality agreement, protective order or modification of any disclosure or otherwise intervene, prevent, delay or otherwise affect the response to such request and recipient shall cooperate in such efforts. discloser shall reimburse recipient for reasonable legal fees and expenses incurred in recipient’s effort to comply with this provision requested by the discloser.

22.4. Personnel

Each Party shall execute confidentiality agreements with its Personnel having access to Confidential Information. Each Party shall provide the other Party with a signed original of each of the form of confidentiality agreement entered into by the Personnel pursuant to this clause 24.4 upon the other Party’s request. Each Party shall be liable for any breach of the confidentiality obligations of this clause 24 by any Personnel.

22.5. Remedy

It is understood and agreed that in the event of a breach of this Article 24, damages will not be an adequate remedy and the non-breaching Party shall be entitled to injunctive relief to restrain any such breach, threatened or actual, notwithstanding Article 26.

22.6. No Right or License

Nothing in this section 22 shall be construed as obligating either Party to disclose its Confidential Information to the other Party, or as granting to, or conferring on, the other Party, expressly or impliedly, any rights or license to the Confidential Information.

23. ASSIGNMENT

Contracting Party shall not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without prior written approval of Supplier. Any unauthorized assignment shall be void. In case of a Change of Control, the Contracting Party has to inform the Supplier without undue delay. Supplier may terminate the Agreement for good cause upon one (1) month written notice to the

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Contracting Party, if Control over the Contracting Party is acquired by a direct competitor or any company in Control of or Controlled by such a competitor of the Supplier, or in case Contracting Party has failed to inform Supplier without undue delay. A direct competitor means a company operating in the same product or services market. If the Agreement is terminated pursuant to the foregoing provision, clause 17.5 (termination services and assistance) shall not apply.

Supplier is entitled to assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without approval of Contracting Party to any of Supplier’s Affiliates or any other third party other than a competitor of Contracting Party.

Any Assignment or Change of Control of a Party in breach of this clause entitles the other Party to terminate this Agreement for good cause as stipulated in clause 17.2.

27. MISCELLANEOUS

a.	Notice: All notices or approvals required or permitted under this Agreement must be given in writing.

i.	Notices to Supplier shall be:

a) delivered by recognized overnight courier service, addressed as follows

1915 NE STUCKI AVE

HILLSBORO

OR 97006

USA

Attention: Mrs. Sabrina Soto and Mr. Frank von Seth, and

b) sent via email to and frankvonseth@compaxventure.com, confirmed by electronic notification.

ii.	Notices to Contracting Party shall be:

a) delivered by recognized overnight courier service, addressed as follows

Elf Mobile Inc.

481 South Holt Ave

Los Angeles, CA 90048

USA

Attention: Mr. David Phillips, and

b) sent via email to david@elflabs.com, confirmed by electronic notification.

b.	Waiver and Amendment. Any waiver or modification of this Agreement will not be effective unless executed in writing and signed by the representatives of the Party against whom the waiver or modification will be enforced or, alternatively, both Parties. Waiver of any breach of any term or condition of this Agreement shall not be deemed a waiver of any prior or subsequent breach. Failure by either Party to exercise any right or remedy under this Agreement does not signify acceptance of the event or waiver of any such right or remedy.

c.	Compensation. Neither Party may set off any of its claims under this Agreement against any of its obligations (eg overdue or due invoices) to the respective other Party, and may not invoke a right of retention, unless otherwise agreed in writing. Supplier is, however, entitled to suspend performance of its obligations as set out in clause 17.2

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d.	Governing Law and Jurisdiction.This Agreement shall be construed in accordance with and governed by the material laws of the United States of America, Delaware with the express exclusion of its conflict of law rules and the UN Convention on Contracts for the International Sale of Goods. Any dispute, controversy or claim arising out of or in connection with this MOU shall be settled in accordance with the commercial arbitration rules of the International Chamber of Commerce except where those rules conflict with this provision, in which case this provision controls. Arbitration shall be conducted by a panel of three arbitrators, each party shall assign one arbitrator and the two designated arbitrators shall choose the third arbitrator. The arbitration shall be held in New York, US in English language. Absent agreement of the Parties, or an order by the arbitrator(s) based upon compelling evidence of need, there shall be no discovery in the arbitration. Arbitrators shall be authorized to award costs and attorney’s fees or to allocate them between the Parties. Any court with jurisdiction shall enforce this clause and enter judgment on any aware. Both Parties agree in good faith to seek to resolve disputes amicably before seeking arbitration.

e.	Severability. If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement.

f.	Copies. This Agreement is executed in two original copies one for each Party if applicable.

27.1 Entire Agreement. This Agreement constitutes the complete and entire statement of all conditions and representations of the agreement between Supplier and Contracting Party with respect to its subject matter and supersedes all prior writings, discussions, representations or understandings. In the event of a conflict between the terms of this Agreement and the terms of any other attachment, the terms of this Agreement will control.

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ANNEXES:

Annex 1 - Scope of Work

Annex 2 - Setup and Support Services

Annex 3 - Commercial Agreement (Prices and Payment Terms)

Annex 4 – BSS_OSS_MVNE Product Description

Annex 5 – Service Level Agreement Annex 6 - Change Request Form

Execution

Contracting Party		Supplier

By:		By:

Signature	David Phillips	Signature	Sabrina Soto

David Phillips

Name:

Position:	CEO

Date:	23.04.2025

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Name:	Sabrina Kojeder	Position:	CEO

		Date:	23.04.2025

By:		By:
	Signature		Signature

Name:

Position:

Date:

Name:	Position:

Date:

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Annex 1 – Scope of Work (SOW)

Annex 1

Scope of Work (SoW)

BrandVNO Hosted Services

for

Elf Mobile

(“Contracting Party”)

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Annex 1 – Scope of Work (SOW)

1.	Background

●	This Scope of Work (“SOW”) defines the functionality of the System to provide Hosted BrandVNO Services for Contracting Party. The SOW is made pursuant to the Master Services Agreement for BrandVNO Hosted Services (“Agreement”) concluded between Supplier and Contracting Party.

●	Contracting Party intends to acquire Brand License Partner to launch BrandVNOs to offer mobile services combined with additional services to dedicated target communities of the respective Brands

●	Supplier shall leverage its existing Service Platform (MVNE Platform) to host and service such BrandVNOs

2.	Responsibilities

Responsibilities of Contracting Party:

●	Contracting Party shall:

○	Acquire and contract BrandVNOs
○	Launch of a BrandVNOs within 12-18 months after signing date of the Agreement
○	Hire a top marketing firm to market the Mobile plan to secure subscribers
○	Provide Marketing & Sales support for the BrandVNOs, including content creation, mobile product offering definition, business case calculations for the mobile products, campaigns, etc.

■	Provide, Create and publish content:

●	graphic artwork and content for both the Web site as well as the mobile app
●	functionality for the Web site and the mobile app
●	exclusive, authentic targeted content
●	discounts at clubs around the USA
●	sweepstakes and contests with dream come true prizes
●	competition where the fans can participate in voting for the winners
●	meet and greets with star partners
●	events around the country to promote the BrandVNO mobile plan.
●	secure star talent to become “partners” in the company who are required to post about the mobile plan on their social media every month.

■	executing paid monthly advertising to promote the Mobile plan to secure subscribers.

Responsibilities of Supplier:

●	For each of the jointly agreed countries, Supplier shall:

○	Establish an “Umbrella MVNO” company as the legal and commercial entity to serve the Brand License Partners (BrandVNOs)
○	Obtain and maintain applicable MVNO licenses and all regulatory certifications and legal approvals to operate the “Umbrella MVNO”

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Annex 1 – Scope of Work (SOW)

○	Obtain IMSI/MSISDN ranges from the respective MNO or directly from the regulator (if required by specific country regulation)
○	Comply to all regulatory requirements including required reporting to the regulator
○	Onboard, host and operate the “Umbrella MVNO” including implementation of regulatory requirements and processes
○	Onboard, host and operate the respective BrandVNOs
○	Provide connectivity via T-Mobile U.S. as host operator including contractual and commercial agreements for providing wholesale traffic (Voice, Text, Data, Roaming and International calls) - LTE / 5G wireless services with unlimited talk and text (national), roaming coverage and international calling.
○	Integrate Supplier´s Service Platform into the mobile core network of the selected mobile host operator T-Mobile US (MNO)
○	Negotiate extended connectivity through a 2nd host operator in the U.S. at a later stage, after reaching more than 250.000 subscribers.
○	Provide branded SIM Cards and e-SIMs to BrandVNOs
○	Provide Payment Services to BrandVNOs
○	Provide branded Digital Frontend applications (Web/e-commerce Portal, Web Selfcare, mobile selfcare apps for iOS and Android) for respective BrandVNO
○	Provide BI/Analytics/Reporting functionality for BrandVNOs, for e.g. churn prediction, usage monitoring, next best offer, sales development, data insights preparation for future exit, …
○	Provide cybersecurity and child protection services
○	Select and contract a first grade Customer Care Center to provide customer service and case management for the BrandVNOs

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Annex 1 – Scope of Work (SOW)

3.	System - Products & Features Scope

Product & Feature List

Prepaid & Postpaid Mobile Edition

Product / Component	Feature List	available in System
Feature Set
Family & Friends / FnF

FnF feature allows a customer to avail of special rating for voice and SMS within a limited pool of numbers administered by himself. The limit is configurable by the provider.

A FnF rating condition is provided and can be applied:

● as part of a Tariff

● in conjunction with a Plan

● in conjunction with a Bundle

Yes

Group Charging	Different charging and rating is applied when subscribers are members of a predefined group	Yes

Referral Scheme	Allows rewarding of referrers and invited subscribers up to maximum level of 2	Yes

Price Slider / Flexiplan	Allows customers to select the amount of resources contained in their tariff plan based on the offered selection variants.	Yes

Emergency Loan / SOS Credit

This feature allows a subscriber to get access to a limited amount of credit in an emergency. The loan is deducted automatically from the next top up(s) performed afterwards. An optional administration fee can also be charged.

Yes

Money & Resource Transfer/Allocation	Allows customers to transfer money or resources to other subscribers	Yes

Overdraft	Allows monetary account to go into negative balance based on preconfigured eligibility rules.	Yes

Topup automation	Customer selects Auto-Topup and Low-Balance Topup with configurable amounts through selfcare. Requires project-specific integration of external payment provider.	Yes

Online Payments

Allows direct payments for plan & bundle renewal fees via the available payment methods (e.g. credit card). Requires customer to register the payment method via selfcare. Requires project-specific integration of external payment provider.

Yes

Pooling / Shared Resources	Allows sharing of plan resources among a group of up to 5 SIMs	Yes

Missed Call Notification	Send information about missed call to subscriber via SMS	Yes

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Annex 1 – Scope of Work (SOW)

Gateways

On-board IN/Service Control Point

Service Control Point (SCP) for Voice, SMS and Data (in case of CAMEL V3) offers control for:

● Service Access

● Number normalization

● Call Monitoring

● Call Rejection

● Max call duration

● Emergency numbers (which would not be covered by the MNO)

● Forbidden numbers

● Charge-free numbers

● Number translation

● Subscriber state checks

● MOC, MTC, MFC handling

● SMS-MO, SMS-MT Handling

Yes

On-Board SMSC

On-Board SMS-C delivers the standard functionality of a SMS-C node:

● SRI-SM – Send Routing Information for Short Message

● Number Normalization (as required in the specific country)

● Subscriber State Handling

● Store & Forward

● Status Reports on requests

● Configurable message validity handling for MO and AO

● Concatenated Messages

● Charge Free Numbers

● Forbidden Numbers

● Retry Scheme

Yes

Customer Data	Customer Data provides management of: * customer profile information * association between customer and subscriptions	Yes

SIM & e-SIM Lifecyle Manager

SIM & e-SIM Lifecycle Manager covers the following functions:

● SIM state management (INSTALLED, ACTIVE, INACTIVE, EXPIRED, BLOCKED)

● SIM Swap

● MSISDN change

● SIM resource management (IMSI/MSISDN Pool)

Yes

Tariff Builder

Tariff Builder provides GUI to define the product offerings:

● Resources (units/quota/currency), e.g. Minutes, SMS, MB, Points, Flexi-Units, International SMS, Roaming MB

● Tariffs (default rates for service usages)

● Bundles (one-off/periodic subscription with a configurable period of time and a benefit in the form of e.g. resources)

● Plans (periodic subscription with a benefit in the form of e.g. cheaper rates for service usage)

Yes

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Annex 1 – Scope of Work (SOW)

Convergent Rating & Charging Engine (CRCE / OCS)

Convergent Rating & Charging engine supports:

● Convergent rating support (Prepaid, Postpaid)

● Real-time charging for MOC, MTC, MFC, SMS, MMS, DATA, generic events

● Charging based on accounts and currencies (use as many as needed – Monetary, FreeSMS, FreeMinutes …)

● Topup, Money Transfer, Friends & Family, Emergency loan, Roll-over support, …

● Session based rating with conditions (IsRoaming, BundleActivated, Friends&Family, AccountBalance,

IsOriginal_IMEI) and filters (Bearer type, Location, Destination, Time, Rating)

● Event based rating with conditions (IsRoaming, BundleActivated, Friends&Family, AccountBalance,

IsOriginal_IMEI) and filters (Location, Destination, Time, Rating)

● Data based rating with conditions (IsRoaming, RatingGroup, BundleActivated, Friends&Family, AccountBalance, IsOriginal_IMEI) and filters (Time, Location, APN, Rating)

● Rating of Premium Voice and premium SMS

Yes

On-Board PCRF

On-Board PCRF allows real-time charging rules to be applied to data services to adopt pricing and user experience strategies.

The industry standard Gx interface towards the Policy and Charging Enforcement Function (PCEF) of the mobile network is supported (note that an external PCEF is also required to enforce the policy rules assigned).

This feature supports the following typical policy use cases for Consumption & Bandwidth Management:

● Usage Based Policy: change the subscriber’s policy based on their usage per period by reducing their bandwidth/speed after reaching a predefined data threshold.

● Tiered Services: let customers pay for a certain bandwidth, e.g. unlimited tiered data plan where pricing is based on speed.

● Bandwidth on Demand: offer high-bandwidth Bundles associated with a particular service e.g. Gaming, Netflix.

Note: Consumption & Bandwidth Management can be combined with the existing segmentation of the data services (e.g. into Web Email, Browsing, Social Media, Instant Messaging etc.) to apply individual policy for each.

Yes

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Annex 1 – Scope of Work (SOW)

Notifications

The following standard notifications are provided:

● Welcome SMS

● Life-cycle Notifications/Warnings (activation, inactive, expiry)

● Resource Account Alert Notifications(e.g. Data quota reaches a configured value or completely used up)

● Low Balance Notification (monetary account)

● Plan & bundle purchase / renewal

● Subscriber Services (FnF administration, SOS Credit, Money Transfer, Data Control (on/off), SimSwap, MSISDN-change, Port-in)

● Top-up/Recharge

● Call charge notifications

● Roaming notifications including tariff information

● Bill shock prevention notifications

Yes

Loyalty Campaigns (LCM Loyalty Campaign Manager)

Loyalty Campaign Manager (LCM) creates and maintains loyalty campaigns e.g. bonus, rewards based on subscriber activities.

LCM supports three different campaign types:

● One-off compensations

● Real-time rewards

● Periodic cumulative top up

Real-time campaigns react on events occurring in CRCE. The following triggers are supported:

● On Port-In

● On Bundle Activation

● On Bundle Renewal

● On referral Usage

● On Plan Activation

● On Plan Renewal

● On Subscriber Activation

● On TopUp

● On Plan Topup

● On Voice Traffic

Additional features of the LCM are:

● Multiple Trigger Support (and – connection)

● Rewards in real-time or in future available for subscriber

● Subscriber notifications of rewards

● Campaign Statistics

● Change/edit/add target subscriber base during the campaign

Yes

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Annex 1 – Scope of Work (SOW)

IVR & USSD Enablement

IVR Enablement offers base functionality for IVR services:

* IVR Anouncements

* IVR Self-Care

* VoiceMail

USSD Enablement offers base functionality for USSD services:

* USSD Self-Care

Assumptions/Restrictions:

* SIP connectivity only

* requires dedicated SIP trunk

Yes

Voucher Management (VoMS Voucher Management System))

Voucher Management System (VoMS) is a secure inventory for prepaid system vouchers and stores the following information:

● issuing date

● validity period

● valid from date

● valid to date

● value

● PIN

● Serial number

VoMS is the interface for all voucher top-ups of prepaid accounts

Yes

Selfcare

IVR Self-Care	System includes a set of standard IVR selfcare flows. For details please refer to the IVR flow documentation.	Yes

USSD Self-Care	System includes a set of standard USSD selfcare flows. For details please refer to the USSD flow documentation.	Yes

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Annex 1 – Scope of Work (SOW)

Voicemail (VMS Voice Mail System)

The Voicemail application provides the VoiceXML documents containing the dialog scripts. The service is network based and perfectly incorporates with MNO´s network architecture.

General functionality provided:

● set/change PIN code

● max. attempts for PIN code input

● sorting: play newest message first

● sorting: play oldest message first

● message period voicemail box

● allow caller to leave message (yes/no)

● allow subscribers to change settings via IVR

● multiple language support

● normalization (number translation)

Message Settings:

● max. no. of messages per voicemail box

● max. time for a single recorded message

● max. time personal message

● max. time personal voicemail message

● expiration period for new messages

● expiration period played messages

● expiration period stored messages

● storage of messages allowed

● play message date and time yes/no

● announcement Message waiting notification:

● email, SMS or outbound call notification Missed call notification (slam down):

● email, SMS or outbound call notification

Message Retrieval:

● via infix, i.e. embedded voice mail identification number within MSISDN

● via public number with internal routing to mail box

● skip forward/backward

Yes

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Annex 1 – Scope of Work (SOW)

Customer Service Manager (NG CRM Next Generation CRM)

Customer Service Manager (CSM) supports:

● Subscriber registration and administration

● Network and service provisioning

● Customer Care

● Bulk provisioning

Based on a role/rights management, the following user groups are preconfigured (examples):

● CSRs (Customer Service Representatives)

● Shop Agents

● Customer Care Manager

● 2nd Level Engineers

CSM can perform the following operations:

● Create/maintain customers

● Assign/reassign SIMs to customers

● Top-ups for prepaid users

● Changing IMSI or MSISDN

● Port IN/OUT

● Changing/Activation of Tariff or Plan

● Changing/Activation of Bundles

● Cancellation of Plan or periodic

Bundles

● Give bonus resources in case of subscriber claims

● Blocking and unblocking the subscribers

● Query status of the vouchers

● Voucher Fraud Counter Reset

● View the history of the subscriber

● Credit Transfer

● Fully integrated Trouble Ticket

Management

● Manage personal details of a customer

● Send APN settings for MMS and Data (if OTA option is licensed)

● Check the SIM card status and view details (PIN, PUK..)

● Notes

● Provisioning of the SIM Resource Pool Database

● Provisioning of the SIM cards

Assumptions/Restrictions:

Tested with the following browsers:

* Google Chrome

* Mozilla Firefox

Yes

Business Reporting	System contains Standard Product reports (for details please refer ‘Standard Product Reports Description’)	Yes

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Annex 1 – Scope of Work (SOW)

Online Payments

Standard payment gateway product supports integration of external payment provider(s)

The following features are available:

● Management of payment profile for a customer

● Management of periodic auto topup

● Management of low balance top up

● On-demand online topups

Yes

ESB / API	System includes a built-in ESB. A comprehensive set of APIs is exposed via REST	Yes

Monitoring (nagios)	System is integrated with monitoring based on nagios	Yes

Customer Experience Add-Ons

Web Self-Care

Web Self-Care page is implemented with a responsive design and includes support for Progressive Web App (PWA).

The following functions are available:

● registration via email & password and authentication via email

● registration via MSISDN & password and authentication via verification sms

● register personal profile with mandatory fields

● login via email & PW, MSISDN & PW, MSISDN & PUK, Facebook account

● Single Sign On via I-New SSO service

● password recovery via email or SMS

● subscription dashboard (show expiry & last topup date, main balance, quota, active plan, purchased bundles, details of last top-up)

● Online Payment Profile /OPP (create, update, delete

OPP)

● manage plan (view, activate, deactivate, change plan, plan purchase and renewal via OPP, flexi plan / price slider)

● manage bundles (view one-off / recurrent bundles,

purchase bundle, cancel recurrent bundle, bundle purchase and renewal via OPP)

● manage subscriptions (add subscription to customer, remove subscription from customer, switch between subscription views)

● manage pool (add subscription to pool, use sms-tan or PUK for verification, remove subscription from pool)

● transfer curreny (money or any other available quota)

● Top-up (one-time voucher top-up, one-click top-up via OPP, low balance auto top-up via OPP, periodic auto top-up via OPP)

● Cost Control (set monthy purchase limit)

Yes

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Annex 1 – Scope of Work (SOW)

● manage Communication profile (activate/deactivate receipt of advertisements, newsletter, notifications)

● manage Service Preferences (activate/deactivate voice mail box, knock on service, international call & SMS,

roaming call & SMS, mobile data, roaming data, premium numbers)

● SIM Management (block/unblock SIM)

● SOS Credit (request SOS credit, view SOS Credit loan status)

● Overdraft (view Overdraft eligibility, status, information on grace period & initial fee)

● Referral program (get my referral code, redeem referral code during registration)

● Help (report a problem via data entry form, FAQ)

● manage customer profile (edit customer data)

● Chat Client (requires I-New Contact Center Solution, additional branding & customization)

Assumptions/Restrictions:

Supported for the following browsers in their actual version:

* Google Chrome

* Mozilla Firefox

* Internet Explorer

* Microsoft Edge

* Safari

General:

* hosted on System

* CMS not included

Web Portal

● Web Self-Care landing page (start page, advertising, link to login, shop)

● Content Management (WYSIWYG templates to manage the landing page, configurable templates to manage banners, table based templates to manage the FAQs, fixed templates to be activated and deactivated via the CMS)

Assumptions/Restrictions:

Supported for the following browsers in their actual version:

* Google Chrome

* Mozilla Firefox

* Internet Explorer

* Microsoft Edge

* Safari

Yes

Mobile Self-Care App

Mobile Self-Care App is implemented as a native app.

Assumptions/Restrictions:

Mobile Selfcare App is supported for the following operating systems:

* Android & iOS: actual OS version minus 2 versions Customer branded Mobile Selfcare app is made available for download from Android and iOS stores.

Yes

Platform Add-Ons

Multi-Provider support	Enables multiple Providers on one MVNE platform	Yes

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Annex 1 – Scope of Work (SOW)

4. BrandVNO onboarding scope

4.1 Basic Products

	Item	Required YES NO	Description	Comments

1	Voice	YES

● BrandVNO shall use T-Mobile US as the MNO

● BrandVNO shall use the

following number range: to be defined

● BrandVNO shall use the following IMSI range: to be defined

● Note: no special handling of number ranges is provided

2	Roaming voice	YES		● BrandVNO shall use roaming agreement & IMSI from T-Mobile US ● if other roaming provider is requested, separate integration project will be required

3	SMS	YES

4	Roaming SMS	YES		● BrandVNO shall use roaming agreement & IMSI from T- Mobile US

5	Data	YES		●

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Annex 1 – Scope of Work (SOW)

	Item	Required YES NO	Description	Comments

6	Roaming data	YES		● BrandVNO shall use roaming agreement & IMSI from T- Mobile US

7	Life cycle	YES	TOPUP	● 365 days will be initial period, and 60 days for transition from INACTIVE state to EXPIRED ● Details shall be defined during Product Offering definition, e.g.:
○ first call activation on pay as you go prepaid tariff
○ prepaid plan selection and activation shall be done by web selfcare or crm agent

8	Currency (Resource)	YES	● Basic currency list:	● Details shall be defined during Product Offering definition
○ Euro
○MB (data inland)
○MB AT+EU (data eu)
○Min oder SMS (used for voice & sms)

9	Tariff	YES	● 2 base tariffs Definitions for Prepaid (1 smartphone tariff & 1 data-only tariff)

10	Tariff change	YES

11	Number translation	YES	● Only for voice mail access

12	Charge free destinations	YES		● Details shall be defined during Product Offering definition

13	Blocked destinations	YES		● Details shall be shared during Product Offering definition

14	Cost Control	YES

15	Business / Enterprise	NO

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Annex 1 – Scope of Work (SOW)

Item	Required YES NO	Description	Comments

Customer support

4.2 Packages

	Item	Required YES NO	Description	Comments

1	Plan	YES	● Prepaid: 3 plans for smartphone, 2 plans for data-only	● Details will be shared during Product Offering definition ● prepaid plan selection and activation shall be done by web selfcare or crm agent

2	Plan with online payment	YES

3	Plan with retail payment	NO

4	Resource bundle	YES	● 3 bundles one-off, 3 bundles recurring	● Details will be shared during Product Offering definition

5	Rate-plan bundle	YES	● 2 bundles one-off, 2 bundles recurring	● Details will be shared during Product Offering definition

6	Bundle with online payment	YES

7	Bundle with retail payment	NO

4.3 Additional Services

	Item	Required YES NO	Description	Comments

1	SOS Credit	NO		● Administration channels:
○ USSD
○ Web self-care

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Annex 1 – Scope of Work (SOW)

	Item	Required YES NO	Description	Comments

2	Overdraft	NO

3	Money transfer	YES		● Available only on web self-care or mobile app (for registered customers)

4	Resource transfer	YES		● Available only on web self-care or mobile app (for registered customers)

5	Friends and family	NO

6	Group charging	NO		● requires Business/Enterprise support

4.4 Data Settings and Policy Control

	Item	Required YES NO	Description	Comments

1	Rating groups	YES

● Free of charge sites like DNS, BrandVNO web site

● No special protocol recognition (Facebook, WhatsApp, Twitter, Google...) is included in Onboarding scope. This could be added at a later stage as part of the Business Operations Tasks scope

2	Fair usage policy	NO

4.5 Topup and Charging

	Item	Required YES NO	Description	Comments

1	Topup	NO		● Note: for details, see “Inbound integrations”

2	Retail management	NO

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Annex 1 – Scope of Work (SOW)

	Item	Required YES NO	Description	Comments

3	Voucher management	NO

4	Automatic scheduled topup	YES	● Set-up defined per subscriber:	● Note: Requires payment integration
○ X day of the month
○ X frequency (weekly, monthly)

5	Automatic low balance topup	YES	● Threshold defined per subscriber	● Note: Requires payment integration

6	One-click topup	YES	● Via web self-care	● Note: Requires payment integration

7	Adhoc card topup	YES	● Via web self-care and payment service provider	● Note: Requires payment integration

8	External charging	NO

4.6 IVR Self Care

	Item	Required YES NO	Description	Comments

1	Balance check	YES

2	Call me back	NO

3	Data on off	YES

4	Friends and family	NO

5	Language change	NO

6	Money transfer	NO

7	MSISDN display	NO

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Annex 1 – Scope of Work (SOW)

	Item	Required YES NO	Description	Comments

8	One-click topup	NO		● Note: Requires payment integration

9	Overdraft	NO

10	SOS Credit	NO

11	Subscription check	NO

12	Subscription management	NO

13	Auto-topup display	NO		● Note: Requires payment integration

14	Auto-topup management	NO		● Note: Requires payment integration

15	Topup with unregistered credit card	NO		● Note: Requires payment integration

16	Voucher topup	YES		● Note: Requires payment integration

17	Voicemail / Missed call alert	YES	● voice mail with xxx drop off number

18	First call activation	NO

4.7 USSD Self Care

	Item	Required YES NO	Description	Comments

1	Balance check	YES

2	Call me back	NO

3	Data on off	YES

4	Friends and family	NO

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Annex 1 – Scope of Work (SOW)

Required YES
	Item	NO	Description	Comments

5	Language change	NO

6	Money transfer	NO

7	MSISDN display	NO

8	One-click topup	NO		● Note: requires payment integration

9	Overdraft	NO

10	Product offering	NO

11	SOS Credit	NO

12	Subscription check	NO

13	Subscription management	NO

14	Auto-topup display	NO		● Note: requires payment integration

15	Auto-topup management	NO		● Note: requires payment integration

16	Topup with unregistered credit card	NO		● Note: requires payment integration

17	Voucher topup	NO

4.8 Web Portal, Web Shop, Web Self Care

	Item	Required YES	Description	Comments
NO

1	Web Portal and Web Selfcare	YES

2	Native Mobile Selfcare App for Android and iOS	YES

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Annex 1 – Scope of Work (SOW)

4.9 Notifications

Required YES
	Item	NO	Description	Comments

1	sms notification	YES		● standard scenarios for the internal notifications are supported (e.g. plan renewal, low balance, roaming SMS, ...)

4.10 Loyalty Campaigns

Required YES
	Item	NO	Description	Comment

1	Campaign on activation	NO

2	Campaign on plan activation	NO

3	Campaign on plan renewal	NO

4	Campaign on bundle activation	NO

5	Campaign on bundle renewal	NO

6	Campaign on topup	NO

7	Campaign on accumulated topup	NO

8	Campaign on port-in	NO

9	Campaign on voice traffic	NO

10	Campaign on SIM swap	NO

11	Referral campaign	NO

12	Resource reward (limited and unlimited resources, immediate and future rewards)	NO

13	Bundle reward	NO

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Annex 1 – Scope of Work (SOW)

4.11 Customer Service Manager (CSM)

Required YES
	Item	NO	Description	Comment

1	CRM feature and role configuration	YES

2	Trouble ticket configuration	YES

4.12 Contact Center

Required YES
	Item	NO	Description	Comment

1	Contact Center configuration	NO

2	Voice inbound	NO

3	Return call to IVR	NO

4	Voice outbound	NO

5	Email	NO

6	Chat	NO

4.13 Internet Marketing Engine

Required YES
	Item	NO	Description	Comment

1	SMS broadcast with Internet Marketing Engine	YES

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Annex 1 – Scope of Work (SOW)

4.14 Standard Integrations

Required YES
	Item	NO	Description	Comment

1	Inbound integrations	NO	● Standard inbound integration is performed by external 3rd parties through using ORA (Open Rest API)

4.15 Standard Reports

Required YES
	Item	NO	Description	Comment

1	Active licensed subscriber report	YES		● According to ALS definitions per contract

2	Standard Reports	YES		●Available Standard reports are included

4.16 Data feed

Required YES
	Item	NO	Description	Comment

1	Offline data feed	YES	● On a daily basis XDR records will be transferred to BrandVNO

4.17 Regulation

Required YES
	Item	NO	Description	Comment

1	Portability	YES	● standard MNP process supported

2	Stolen Handset DB	NO

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Annex 1 – Scope of Work (SOW)

Required YES
	Item	NO	Description	Comment

3	Regulatory reports	NO

4.18 BrandVNO Specific Customizations/Integrations

(These items are not part of standard product)

Required YES
	Item	NO	Description	Comment

1	payment provider integration	NO

2	e-SIM support	NO	●Provisioning of e-SIMS is supported

<add specific topics here>

5. Digital Frontend Scope

●	Development of customized Web / e-commerce Portal for Contracting Party´s BrandVNOs including customer self-care and mobile apps for iOS and Android supporting the following, subject to Contracting Party’s final approval:

●	The App will include each of the following tabs with dropdown bars, but not limited to (using LAFF Mobile as an example for each BrandVNO):

○	Tabs: (on the home page)

▪	Home

▪	LAFF VIP

▪	Connect (LAFF community)

▪	Manage

○	Home:

▪	LAFF Fridays

▪	Special Offers

○	LAFF VIP

▪	LAFF Friday specials offers (discounts)

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Annex 1 – Scope of Work (SOW)

▪	Contests

▪	Sweepstakes

▪	Daily Comedy

▪	Interviews

▪	Cool LAFF content

▪	Sharing (charities)

○	Connect (tabs)

▪	See my friends and family

▪	“LAFF zone community”

○	Manage

▪	My LAFF account (ie: make payment, auto pay, current balance)

▪	Data used

▪	Bill history

▪	My LAFF Promotions

▪	Payment methods

▪	Account activity

▪	VIP status

○	As well as the following:

▪	customer onboarding including number portability from existing operators

▪	content management to be performed directly by Contracting Party´s staff

▪	e-commerce capabilities for upselling of add-ons, e.g. device protection/cybersecurity, phone insurance, accessories, BrandVNO branded merch, etc.…

▪	specific mobile app features:

●	Users uploading photos for contests

●	Video library where creators can upload to and users can see

●	Section with special promotions, discounts

●	Texting based Online votings

●	Push notifications for new content, contests, promotions

●	Family offerings for mobile services

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Annex 1 – Scope of Work (SOW)

●	Reward program for mobile services (friend wins a friend)

●	Streaming capabilities

Execution

Contracting Party Supplier

By:	By:

Signature	Signature

Name:	David Phillips

Position:	CEO

Date:	23.04.2025

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Sabrina Kojeder	CEO
Name:	Position:

23.04.2025
Date:

By:	By:

Signature	Signature

Name:

Position:

Date:

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Name:	Position:

Date:

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